Exhibit 1

                             ARTICLES SUPPLEMENTARY
                                       OF
              SERIES B 10.5% CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                       OF
                          IMPAC MORTGAGE HOLDINGS, INC.

      Impac Mortgage Holdings, Inc., a corporation organized and existing under the laws of the State of Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: Pursuant to the authority granted to and vested in the Board of Directors of the Corporation (the "Board of Directors") in accordance with
Article VI of the charter of the Corporation, including these Articles Supplementary (the "Charter"), the Board of Directors adopted resolutions reclassifying 1,200,000 shares (the "Shares") of Preferred Stock (as defined in the Charter) as a separate series of stock, Series B 10.5% Cumulative Convertible Preferred Stock, $.01 par value per share (the "Series B Preferred Stock"), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption set forth below. Upon any restatement of the Charter, the immediately following heading and Sections 1 through 10 of this Article FIRST shall become Section 6.7 of Article VI of the Charter.

      Series B 10.5% Cumulative Convertible Preferred Stock

Section 1. Definitions. Unless the context otherwise requires, the terms defined in this Section 1 shall have, for all purposes of these Articles Supplementary, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

      "Act" shall mean the Securities Act of 1933, as amended.

      "affiliate" of a person means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

      "AMEX" shall mean the American Stock Exchange.

      "Average Net Worth" for any period means the arithmetic average of the sum of the gross proceeds from any sale of the Corporation's equity securities, before deducting any underwriting discounts and commissions and other expenses (without taking into account any losses incurred in prior periods) computed by taking the daily average of such values during such period.

      "Benefit Plan Investor" means (1) an employee benefit plan (as defined by Section 3(3) of ERISA), whether or not it is subject to Title I of ERISA; (2) a plan as described in Section 4975 of the Code; (3) an entity whose underlying assets include the assets of any plan described in clause (1) or (2) by reason of the plan's investment in such entity (including but not limited to an insurance company general account); or (4) an entity that otherwise constitutes a "benefit plan investor" within the meaning of the Plan Asset Regulation.

      "Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series B Preferred Stock.

      "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

      "Change of Control Transaction" means the occurrence of (i) an acquisition after the date hereof, in one or a series of related transactions, by any individual or legal entity or "group" (as described in Rule 13d-5(b)(1) under the Exchange Act) of more than 50% of the voting securities of the Corporation or all or substantially all of the assets of the Corporation; (ii) any merger or consolidation of the Corporation with or into another entity, in one or a series of related transactions, unless the holders of the Corporation's securities immediately prior to such transaction continue to hold, immediately after such transaction, at least 50% of the voting securities of the entity that survives such transaction; or (iii) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound providing for any of the events set forth above in (i) or (ii).

      "Common Stock" shall mean the common stock, $.01 par value per share, of the Corporation or such shares of the Corporation's capital stock into which outstanding shares of Common Stock shall be reclassified.

      "Constituent Person" shall have the meaning set forth in subsection (d) of
Section 8.

      "Conversion Date" means the date on which a Series B Holder has delivered written notice to the Corporation that such Series B Holder elects to convert Series B Preferred Stock into Common Stock, together with the certificate evidencing such shares of Series B Preferred Stock.

      "Conversion Price" shall mean the conversion price per share of Common Stock at which shares of the Series B Preferred Stock is convertible into shares of Common Stock, as such Conversion Price may be adjusted pursuant to Section 8. The initial Conversion Price shall be $4.95 (equivalent to a conversion rate of 5.050505 shares of Common Stock for each share of Series B Preferred Stock).

      "Current Market Price" of publicly traded Common Stock or any other class of shares or other security of the Corporation or any other issuer for any day shall mean the last reported sales price, regular way, on such day or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the AMEX or, if such security is not listed or admitted for trading on the AMEX, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the Nasdaq National Market or, if such security is not quoted on the Nasdaq National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by Nasdaq or, if bid and asked prices for such security on such day shall not have been reported through Nasdaq, the average of the bid and asked prices on such day as furnished by any AMEX member firm regularly making a market in such security and selected for such purpose by the Chief Executive Officer of the Corporation or the Board of Directors or, if such security is not so listed or quoted, as determined in good faith at the sole discretion of the Chief Executive Officer of the Corporation or the Board of Directors, which determination shall be final, conclusive and binding.

      "Distribution Payment Date" shall have the meaning set forth in Section 4.

      "Distribution Period" shall have the meaning set forth in Section 4.

      "Dividend Ratchet Amount" shall mean for any calendar quarter, the aggregate of all distributions (including non-regular dividends such as special capital gain distributions) declared on the number of shares of Common Stock (or portions thereof, without giving effect to the requirements under subsection (c) of Section 8) into which each share of Series B Preferred Stock is then convertible (i.e., an amount equal to the number of shares of Common Stock (or portions thereof, without giving effect to the requirements under subsection (c) of Section 8) into which one share of Series B Preferred Stock is convertible, multiplied by the aggregate of all distributions (including non-regular dividends) declared per share of Common Stock for such quarter).


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

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Fair Market Value" shall mean the fair market value as determined in good faith at the sole discretion of the Chief Executive Officer or the Board of Directors, which determination shall be final, conclusive and binding.

      "Incentive Compensation" shall mean the performance based compensation that the Corporation shall be obligated to pay to certain employees of the Corporation pursuant to their employment agreements.

      "Issue Date" shall mean the first date on which Series B Preferred Stock is issued and sold.

      "Junior Shares" shall have the meaning set forth in Section 3.

      "Liquidation Preference" means $25.00 per share of Series B Preferred Stock, plus accumulated and unpaid distributions (whether or not earned or declared) thereon.

      "Net Income" means, at any date of determination, the net income of the Corporation determined in accordance with current tax law before the total Incentive Compensation paid to employees of the Corporation pursuant to their respective employment agreements, the deduction for dividends paid, before any amortization of the Termination Fee paid Imperial Credit Advisors, Inc. and any net operating loss deductions arising from losses in prior periods.

      "Non-Electing Share" shall have the meaning set forth in subsection (d) of
Section 8.

      "Ownership Limitation" means the limitation on ownership of the Corporation's shares (or deemed ownership by virtue of the attribution provisions of the Code) set forth in Article VII, Section 7.1 of the Charter.

      "Parity Shares" shall have the meaning set forth in Section 3.

      "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and also includes a group as that term is used for purposes of
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

      "Plan Asset Regulation" means the plan asset regulation promulgated by the Department of Labor under ERISA at 29 C.F.R. 2510.3-101.

      "Plan Assets" means "plan assets" as defined in the Plan Asset Regulation.

      "Preferred Stock" shall mean preferred stock, $.01 par value per share, of the Corporation.

      "Record Date" shall have the meaning set forth in Section 4.

      "Redemption Price" shall equal $25.00 per share of Series B Preferred Stock, plus dividends accumulated and unpaid to the redemption date (whether or not declared) without interest, or in the case of redemption pursuant to subsection (f) of Section 5, such other amount referred to therein.

      "REIT" shall mean a real estate investment trust under Section 856 of the Code.

      "Return on Equity" means return calculated for any quarter by dividing the Corporation's Net Income for such quarter by the Corporation's Average Net Worth for such quarter.


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

      "Series B Holder" means a holder of Series B Preferred Stock.

      "Series B Preferred Stock" shall mean the Corporation's Series B 10.5% Cumulative Convertible Preferred Stock, $.01 par value per share, liquidation preference $25.00 per share.

      "Series B Preferred Stock Redemption Date" shall have the meaning set forth in subsection (g) of Section 5.

      "Set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of distributions by the Board of Directors, the allocation of funds to be paid on any class or series of shares; provided, however, that if any funds for any class or series of Junior Shares or any Parity Shares are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series B Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

      "Shares-in-Trust" means shares of the Corporation transferred as set forth in Article VII, Subsection (b) of Section 7.2.1of the Charter.

      "Ten Year Average Yield" means the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities (adjusted to constant maturities of 10 years).

      "Ten Year U.S. Treasury Rate" for a quarterly period shall mean the arithmetic average of the weekly per annum Ten Year Average Yields published by the Federal Reserve Board during such quarter. In the event that the Federal Reserve Board does not publish a weekly per annum Ten Year Average Yield during any week in a quarter, then the Ten Year U.S. Treasury Rate for such week shall be the weekly per annum Ten Year Average Yields published by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation for such week. In the event that the Corporation determines in good faith that for any reason the Corporation cannot determine the Ten Year U.S. Treasury Rate for any quarter as provided above, then the Ten Year U.S. Treasury Rate for such quarter shall be the arithmetic average of the per annum average yields to maturity based upon the daily closing bids during such quarter for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than securities which can, at the option of the holder, be surrendered at face value in payment of any federal estate tax) with a final maturity date not less than eight nor more than 12 years from the date of each such quotation, as chosen and for each business day (or less frequently if daily quotations shall not be generally available) in each such quarterly period in New York City to the Corporation by at least three recognized dealers in U.S. Government securities selected by the Corporation.

      "Trading Day" shall mean any day on which the securities in question are traded on the AMEX, or if such securities are not listed or admitted for trading on the AMEX, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on the Nasdaq National Market, or if such securities are not quoted on such Nasdaq National Market, in the applicable securities market in which the securities are traded.

      "Transaction" shall have the meaning set forth in subsection (d) of
Section 7.

      "Transfer Agent" means Boston Equiserve, L.P., Boston, Massachusetts or such other agent or agents of the Corporation as may be designated by the Board of Directors or its designee as the transfer agent for the Series B Preferred Stock.

      "Triggering Event" means any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body): (i) the failure of the Common Stock to be


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

listed on AMEX, the New York Stock Exchange or the Nasdaq National Market System for a period of three (3) consecutive Trading Days; (ii) any Common Stock issued upon conversion of Series B Preferred Stock, as a distribution in respect thereof, or upon redemption thereof is not, at the time certificates representing such shares are delivered, listed on each national securities exchange or quotation system upon which the Common Stock is then listed; (iii) the Corporation shall fail for any reason to deliver certificates representing shares of Common Stock required to be issued in lieu of cash dividends on any Distribution Payment Date within the ten (10) days immediately following such Distribution Payment Date; or (iv) the occurrence of any Change of Control Transaction where the aggregate consideration per share of Common Stock, valued (if all or any portion of the consideration is in the form of securities rather than cash) at the average closing price for such securities as reported by the principal stock exchange or over-the-counter trading market where such securities are listed for a period of twenty (20) Trading Days immediately following the Change of Control Transaction, in connection therewith is less than 110% of the Conversion Price as in effect on the date thereof.

      "25% Threshold" means ownership by Benefit Plan Investors, in the aggregate, of 25% or more of the value of any class of equity interest in the Corporation (calculated by excluding the value of any interest held by any person, other than a Benefit Plan Investor, who has discretionary authority or control with respect to the assets of the Corporation or any person who provides investment advice to the Corporation for a fee (direct or indirect) with respect to such assets, or any affiliate of such person).

      "Underlying Shares" means, collectively, the shares of Common Stock into which any shares of Series B Preferred Stock are convertible and the shares of Common Stock issuable upon payment of distributions thereon in accordance with the terms hereof.

Section 2. Designation and Amount. There shall be a series of Preferred Stock that shall be designated as "Series B 10.5% Cumulative Convertible Preferred Stock" and the number of shares constituting such series shall be 1,200,000. Such number of shares may be increased or decreased by resolution of the Board of Directors, subject to the terms of Section 7; provided, however, that no decrease shall reduce the number of shares of Series B Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

Section 3. Ranking. In respect of rights to receive distributions and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Corporation, the Series B Preferred Stock shall rank pari passu with any other shares of preferred stock of the Corporation that the Board of Directors of the Corporation shall designate as ranking pari passu (the "Parity Shares"), and will rank senior to the Common Stock, the Series A Junior Participating Preferred Stock and any other class or series of shares of the Corporation that the Board of Directors has not designated as ranking senior to or pari passu with the Series B Preferred Stock (collectively, the "Junior Shares").

Section 4.  Dividends and Distributions.

            (a) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the Series B Preferred Stock with respect to dividends, the holders of the then outstanding shares of Series B Preferred Stock shall be entitled to receive, when, as and if authorized and declared by the Board of Directors out of any funds legally available therefor cumulative dividends in an amount per share equal to the greater of (1) $0.65625 per quarter (equal to a rate of 10.5% of the $25.00 liquidation preference (the "Liquidation Preference") per annum) or (2) the Dividend Ratchet Amount. If for any reason the Corporation elects not to pay cash dividends on any quarterly Distribution Payment Date, the Corporation shall pay such dividends by issuing on such Distribution Payment Date, as a stock dividend on the then outstanding shares of Series B Preferred


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

                  Stock, the number of shares of Common Stock equal to 100% of the cash dividend accumulated on such Distribution Payment Date, divided by the average closing sales price of the Common Stock as reported by the principal stock exchange or over-the-counter trading market where the Common Stock is listed for the twenty (20) Trading Days prior to the Business Day that immediately precedes the Distribution Payment Date. Quarterly dividends on the Series B Preferred Stock are payable as authorized by the Board of Directors, or if not authorized, on the fourth Tuesday of January, April, July and October of each year, commencing on or about April 27, 1999 (each such day being hereinafter called a "Distribution Payment Date" and each calendar quarter immediately preceding a Distribution Payment Date being hereinafter called the "Distribution Period" corresponding to such Distribution Payment Date), with respect to each Distribution Period, to stockholders of record of the Series B Preferred Stock as they appear on the stock transfer records of the Corporation at the close of business on the dividend record dates authorized by the Board of Directors, or if none are authorized, on the last Friday of December, March, June and September (each, a "Record Date"). The amount of any distribution payable for the initial Distribution Period and for any other Distribution Period greater or less than a full calendar quarter shall be prorated and computed on the basis of a 360-day year of twelve 30-day months. Distributions on each share of Series B Preferred Stock shall accumulate from and including the date of original issuance thereof, whether or not (1) distributions on such shares are earned or declared or (2) on any Distribution Payment Date there shall be funds legally available for the payment of distributions. Distributions paid on the Series B Preferred Stock in an amount less than the total amount of such distributions at the time accumulated and payable on such shares shall be allocated pro rata on a per share basis among all such shares of Series B Preferred Stock at the time outstanding. Distributions on account of any arrearage for any past Distribution Periods may be declared and paid at any time, without reference to any regular distribution, as may be fixed by the Board of Directors.

            The amount of any distributions accumulated on any shares of Series B Preferred Stock at any Distribution Payment Date shall be the amount of any unpaid distributions accumulated thereon through and during such Distribution Period, to and including such Distribution Payment Date, whether or not earned or declared, and the amount of distributions accumulated on any shares of Series B Preferred Stock at any date other than a Distribution Payment Date shall be equal to the sum of the amount of any unpaid distributions accumulated thereon, to and including the last preceding Distribution Payment Date, whether or not earned or declared. Accumulated but unpaid distributions will not bear interest and the holders of the Series B Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions as described herein.

            If any shares of Series B Preferred Stock are outstanding, no full distributions shall be declared or paid or set apart for payment on any other class or series of Parity Shares or Junior Shares for any period unless full cumulative distributions on the Series B Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set apart for payment on the Series B Preferred Stock for all past distribution periods and the then current distribution period. If distributions are not paid in full, or not declared in full and a sum sufficient for such full payment is not set apart for payment thereof, upon the Series B Preferred Stock and any class or series of Parity Shares, no distributions may be paid on Junior Shares and all distributions declared upon Series B Preferred Stock and upon any other class or series of Parity Shares shall be paid or declared pro rata so that in all cases the amount of distributions paid or declared per share on the Series B Preferred Stock and Parity Shares shall bear to each other the same ratio that accumulated distributions per share, including distributions accumulated or in arrears, if any, on the Series B Preferred Stock and Parity Shares bear to each other. Except as provided in the preceding sentence, unless full cumulative


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

            distributions on the Series B Preferred Stock have been paid or declared and a sum sufficient for such full payment set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than distributions in shares of Common Stock or in any other Junior Shares) shall be declared or paid or set apart for payment or other distribution upon the Corporation's Common Stock, or, except as provided above, on any other Junior Shares or Parity Shares, nor shall any Common Stock or any other Junior Shares or Parity Shares be redeemed, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any such shares) by the Corporation or any subsidiary of the Corporation (except in connection with a redemption or purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan, a conversion into or exchange for Junior Shares or redemptions for the purpose of preserving the Corporation's qualification as a
            REIT). Any distribution payment made on the Series B Preferred Stock shall first be credited against the earliest accumulated but unpaid distribution due with respect to such shares which remains payable. Holders of the Series B Preferred Stock shall not be entitled to any distributions, whether payable in cash, property or shares, in excess of full accumulated distributions as herein provided. No interest or sum of money in lieu of interest shall be payable in respect of any distribution payment or payments on the Series B Preferred Stock that may be in arrears.

            If any shares of Series B Preferred Stock are outstanding, the Corporation shall not declare or pay or set apart for payment any cash dividend in respect of any Junior Shares during any Distribution Payment Period unless full cumulative distributions on the Series B Preferred Stock are paid in the same form (i.e., cash, Common Stock or any combination thereof) for such Distribution Payment Period.

            Except as provided in these Articles Supplementary, the Series B Preferred Stock shall not be entitled to participate in the earnings or assets of the Corporation.

Section 5.  Redemption.

            (a) Subject to subsection (c) of this Section 5, the Shares will be redeemable at the Redemption Price by the Corporation at any time between the second anniversary of the date of the first issuance of Series B Preferred Stock and the fifth anniversary of the date of the first issuance of Series B Preferred Stock, if the closing sales price of the Common Stock as reported by the principal stock exchange or over-the-counter trading market where the Common Stock is listed averages in excess of 150% of the Conversion Price for a period of at least 20 consecutive Trading Days ending within 30 days prior to the notice of redemption, payable at the Corporation's option in Common Stock or cash, as set forth in subsection (c) of this Section 5.

            (b) The Shares are redeemable at any time at the Redemption Price the Board of Directors deems it necessary to maintain the Corporation's status as a REIT or to prevent the Corporation's assets from being deemed "plan assets" under the Plan Asset Regulation, pursuant to Section 9, payable at the Corporation's option in Common Stock or cash, as set forth in subsection (c) of this Section 5.

            (c) On and after the fifth anniversary of the date of the first issuance of Series B Preferred Stock and upon giving of notice as provided below, the Series B Preferred Stock may be redeemed at the option of the Corporation, in whole or from time to time in part, at the Redemption Price, payable at the Corporation's option in (1) Common Stock, equal in number to the Redemption Price divided by the average of the closing sales price of the Common Stock as reported by the principal stock exchange or over-the-counter trading market for the twenty


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

                  (20) Trading Days prior to the Business Day that immediately precedes the date fixed for redemption, or (2) cash; provided, however, that the Corporation may redeem shares of Series B Preferred Stock pursuant to subsection (1) of this subsection
                  (c) only if the closing sales price of the Common Stock as reported by the principal stock exchange or over-the-counter trading market for the twenty (20) Trading Days prior to the Business Day that immediately precedes the date fixed for redemption, exceeds the Conversion Price in effect on the Business Day that immediately precedes the date fixed for redemption . Fractional shares will not be issued upon redemption of the Series B Preferred Stock, but, in lieu thereof, the Corporation will pay a cash adjustment based on the average of the closing prices of the Common Stock on the twenty (20) Trading Days prior to the business day immediately preceding the date fixed for redemption.

            (d) Upon the occurrence of a Triggering Event, each Series B Holder shall (in addition to all other rights it may have hereunder or under applicable law), have the right, exercisable at the sole option of such Series B Holder, to require the Corporation to redeem all or a portion of the Series B Preferred Stock then held by such Series B Holder for an amount in cash equal to the Redemption Price for each share of Series B Preferred Stock then held by such Series B Holder. For purposes of this Section, a share of Series B Preferred Stock is outstanding until such date as the Series B Holder shall have received Underlying Shares upon a conversion (or attempted conversion) thereof.

            (e) If fewer than all of the outstanding shares of Series B Preferred Stock is to be redeemed, the shares to be redeemed will be determined pro rata or by lot or in such other manner as prescribed by the Board of Directors in its sole discretion. In the event that such redemption is to be by lot, if as a result of such redemption any holder of Series B Preferred Stock would own shares in excess of the Ownership Limitation, because such holder's shares of Series B Preferred Stock were not redeemed, or were only redeemed in part, then, except in certain instances, the Corporation will redeem the requisite number of shares of Series B Preferred Stock of such holder such that he will not own shares in excess of the Ownership Limitation subsequent to such redemption. A new certificate shall be issued representing any unredeemed Series B Preferred Stock without cost to the holder thereof.

            (f) At any time prior to such time, if ever, as the Series B Preferred Stock qualifies as a "publicly offered security" under the Plan Asset Regulation, or qualifies for another exception from the "look-through" rule (i.e., the provisions of paragraph (a)(2) of the Plan Asset Regulation), if the Corporation determines that, as a result of transfers, conversions or otherwise, Benefit Plan Investors own 25% or more of the aggregate number of outstanding shares of Series B Preferred Stock (excluding for this purpose any shares held by persons exercising investment management authority over the assets of the Corporation or providing investment advice for a fee with respect to such assets and any affiliates of such persons), the Corporation will have the right to cause any number of Series B Preferred Stock that are held by Benefit Plan Investors to be redeemed so that following such redemption Benefit Plan Investors own less than 25% of the outstanding Series B Preferred Stock (but in no event may such redemptions reduce Benefit Plan Investor ownership to less than 20% of the Series B Preferred Stock) (excluding for this purpose any shares held by persons exercising investment management authority over the assets of the Corporation or providing investment advice for a fee with respect to such assets and any affiliates of such persons). Any such redemption will follow the redemption procedures set forth herein, except that the Redemption Date may be fewer than 30 days after the first notice of redemption to the extent necessary to prevent the Corporation's assets from being deemed Plan Assets and the Redemption Price shall be the Fair Market Value of such Series B


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                  Preferred Stock. If fewer than all the outstanding shares of
                  Series B Preferred Stock that are held by Benefit Plan Investors are to be redeemed, the number of Series B Preferred Stock to be redeemed will be determined by the Board of Directors and such shares will be redeemed on a pro-rata basis from the holders of such shares that are Benefit Plan Investors in proportion to the number of Series B Preferred Stock held by such holders or by any other method as may be determined by the Board of Directors in its sole discretion.

            (g) Notice of any redemption will be given (1) if greater than fifty (50) holders own the Series B Preferred Stock, by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the date fixed for redemption; or (2) if fifty
                  (50) or fewer holders own the Series B Preferred Stock, by mailing of a similar notice by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series B Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation and the Company shall issue a press release related to the redemption at the time of the mailing. The notice provided shall state the Corporation's election to redeem such shares, stating (1) the date fixed for redemption thereof (the "Series B Preferred Stock Redemption Date"), (2) the Redemption Price, (3) the number of shares to be redeemed (and, if fewer than all the shares of Series B Preferred Stock are to be redeemed, the number of shares to be redeemed from such holder), (4) the place(s) where the Series B Preferred Stock certificates are to be surrendered for payment, (5) that distributions on the Series B Preferred Stock will cease to accumulate on the specified redemption date, (6) the date on which such holder's conversion rights as to the Series B Preferred Stock shall terminate and (7) whether the Redemption Price will be paid in cash or shares of Common Stock.

            (h) On or after the Series B Preferred Stock Redemption Date, or in connection with a redemption under Section 5(d), each holder of Series B Preferred Stock to be redeemed must present and surrender his Series B Preferred Stock certificate(s) to the Corporation at the place designated in such notice or, in the case of a redemption under Section 5(d), at [insert place for notice to the Corporation], and thereupon the Redemption Price of such shares will be paid to or on the order of the person whose name appears on such Series B Preferred Stock certificate(s) as the owner thereof and each such Series B Preferred Stock certificate(s) surrendered will be cancelled. From and after the Series B Preferred Stock Redemption Date (unless the Corporation defaults in payment of the redemption price, or such other time as such certificates are delivered (in the case of a redemption under Section 5(d)), all distributions on the Series B Preferred Stock designated for redemption will cease to accumulate and all rights of the holders thereof (including conversion rights), except the right to receive the redemption price thereof (including all accumulated and unpaid distributions up to the Series B Preferred Stock Redemption Date), will cease and terminate, and such shares will not thereafter be transferred (except with the consent of the Corporation) in the stock transfer records of the Corporation, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Corporation, prior to the Series B Preferred Stock Redemption Date, may irrevocably deposit the Redemption Price of the Series B Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case such notice to holders of the Series B Preferred Stock to be redeemed will (1) state the date of such deposit,
                  (2) specify the office of such bank or trust company as the place of payment of the Redemption Price and (3) call upon such holders to surrender the Series B Preferred Stock certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the Series B Preferred Stock Redemption Date) against payment of the Redemption

                  Price. Any monies so deposited which remain unclaimed by the holders of the Series B Preferred Stock at the end of two years after the Series B Preferred Stock Redemption Date will be returned by such bank or trust company to the Corporation.

            (i) Notwithstanding the foregoing, unless full cumulative distributions on all outstanding Series B Preferred Stock for all past Distribution Periods and the then current Distribution Period have been paid, or declared and a sum sufficient for the payment thereof set apart for payment, (1) no Series B Preferred Stock shall be redeemed under subsections (a), (b) or (c) of Section 5 unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series B Preferred Stock (A) pursuant to subsection (f) of Section 5 and Section 9 or (B) pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series B Preferred Stock, and (2) the Corporation shall not purchase or otherwise acquire directly or indirectly any Series B Preferred Stock (except by conversion into or exchange for shares of the Corporation ranking junior to the Series B Preferred Stock as to distribution rights and liquidation preference).

            (j) The holders of Series B Preferred Stock at the close of business on a Record Date will be entitled to receive the distribution payable with respect to such Series B Preferred Stock on the corresponding Distribution Payment Date notwithstanding the redemption thereof between such Record Date and the corresponding Distribution Payment Date or the Corporation's default in the payment of the distribution due. Except as provided above, the Corporation will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series B Preferred Stock which have been called for redemption.

            (k) The Corporation covenants that any Common Stock issued upon redemption of the Series B Preferred Stock shall be validly issued, fully paid and nonassessable. The Corporation shall use its reasonable best efforts to list the Common Stock required to be delivered upon redemption of the Series B Preferred Stock, prior to such delivery, upon each national securities exchange, if any, upon which the shares of outstanding Common Stock are listed at the time of such delivery.

            (l) The Series B Preferred Stock has no stated maturity date and is not subject to any sinking fund or mandatory redemption provisions, except as provided in subsection (d) of Section 5.

Section 6.  Liquidation Preference.

            (a) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the holders of the Series B Preferred Stock then outstanding shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to its stockholders, before any payment or distribution shall be made on any Junior Shares, the amount of $25.00 per share of Series B Preferred Stock, plus accumulated and unpaid distributions (whether or not earned or declared) thereon.

            (b) After the payment to the holders of the Series B Preferred Stock of the full preferential amounts provided for in this
                  Section 6, the holders of the Series B Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

            (c) If, upon any voluntary or involuntary dissolution, liquidation, or winding up of the Corporation, the preference amounts payable with respect to the Series B Preferred Stock and any Parity Shares are not paid in full, no payment will be made to any holder of Junior Shares and the holders of the Series B Preferred Stock and of such Parity Shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts provided for in this Section 6 to which they are entitled.

            (d) None of (1) the sale or transfer of all or substantially all the property or business of the Corporation; (2) a statutory share exchange by the Corporation; or (3) the merger or consolidation of the Corporation into or with any other entity or the merger or consolidation of any other entity into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 6.

            (e) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of the Corporation or otherwise, is permitted under Maryland law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Series B Preferred Stock will not be added to the Corporation's total liabilities.

Section 7.  Voting Rights.

      Except as provided below, the holders of the Series B Preferred Stock shall not be entitled to vote at any meeting of the stockholders for any purpose or otherwise to participate in any action taken by the Corporation or the stockholders thereof, or to receive notice of any meeting of stockholders.

            (a) In any matter in which the holders of Series B Preferred Stock are entitled to vote (as expressly provided herein), including any action by written consent, each share of Series B Preferred Stock shall be entitled to one vote.

            (b) As long as any Series B Preferred Stock remains outstanding, in addition to any other vote or consent required by law or the Charter, the Corporation will not, without the affirmative vote or consent of the holders of at least four-fifths of the shares of Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (1) authorize or create, or increase the authorized or issued amount of any class or series of shares ranking prior or senior to the Series B Preferred Stock with respect to the payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized shares of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; (2) amend, alter or repeal the provisions of these Articles Supplementary for the Series B Preferred Stock; or (3) amend, alter or repeal the provisions of the Corporation's By-laws, or Charter in connection with any merger or consolidation, or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock (as determined by the Board of Directors in good faith); provided, however, with respect to the occurrence of any of the Events set forth in (3) above, so long as the Series B Preferred Stock (or shares into which the Series B Preferred Stock have been converted in any successor entity to the Corporation) remains outstanding or, if the Corporation is not the surviving entity, is converted into a security with substantially identical rights, preferences, privileges and voting power, then the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of the Series B Preferred Stock; and provided further that (x) any increase in the amount of the authorized Preferred Stock or the designation or issuance of any additional Series B Preferred Stock or Parity Shares, or (y) any increase in the amount of authorized Series B

                  Preferred Stock or any other Preferred Stock, in each case ranking on a parity with or junior to the Series B Preferred Stock with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

      The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series B Preferred Stock shall have been redeemed or called for redemption and sufficient Common Stock has been reserved to effect such redemption or sufficient funds to effect such redemption shall have been deposited in accordance with Section 5.

Section 8.  Conversion.

      Holders of Series B Preferred Stock shall have the right to convert all or a portion of such shares into Common Stock, as follows:

            (a)   Subject to and upon compliance with the provisions of this
                  Section 8, a holder of Series B Preferred Stock shall have the right, at his option, at any time to convert such shares into the number of fully paid and nonassessable shares of Common Stock obtained by dividing the aggregate Liquidation Preference of such shares by the Conversion Price (as in effect at the time and on the date provided for in the last paragraph of subsection (b) of this Section 8) by surrendering such shares to be converted, such surrender to be made in the manner provided in subsection (b) of this Section 8; provided, however, that the right to convert shares called for redemption pursuant to Section 5 shall terminate at the close of business on the Series B Preferred Stock Redemption Date fixed for such redemption, unless the Corporation shall default in making payment of any amounts payable upon such redemption under Section 5 hereof.

            (b) In order to exercise the conversion right, the holder of Series B Preferred Stock to be converted shall surrender the certificate evidencing such shares, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent, accompanied by written notice to the Corporation that the holder thereof elects to convert such Series B Preferred Stock. Unless the shares issuable on conversion are to be issued in the same name as the name in which such shares of Series B Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized agent and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

            Holders of Series B Preferred Stock at the close of business on a Record Date shall be entitled to receive the distribution payable on such shares on the corresponding Distribution Payment Date notwithstanding the conversion thereof following such Record Date and prior to such Distribution Payment Date. However, Series B Preferred Stock surrendered for conversion during the period between the close of business on any Record Date and the opening of business on the corresponding Distribution Payment Date (except shares converted after the issuance of a notice of redemption with respect to a Series B Preferred Stock Redemption Date during such period or coinciding with such Distribution Payment Date, such Series B Preferred Stock being entitled to such distribution on the Distribution Payment Date) must be accompanied by payment of an amount equal to the distribution payable on such shares on such Distribution Payment Date. A holder of Series B Preferred Stock on a Record Date who (or whose transferee) tenders any such shares for conversion into Common Stock on such Distribution Payment Date will receive the distribution payable by the Corporation on such Series B Preferred Stock on such date, and the converting holder need not include payment of the amount of such distribution upon surrender of Series B Preferred Stock for conversion. The Corporation shall make further payment or allowance for, and a converting holder shall be entitled to, unpaid distributions in arrears (excluding the then-current quarter) on converted shares and for distributions on the Common Stock issued upon such conversion.

            As promptly as practicable after the surrender of certificates for Series B Preferred Stock as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or on his written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this Section 8, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in subsection (c) of this
            Section 8. Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Series B Preferred Stock shall have been surrendered and such notice (and if applicable, payment of an amount equal to the distribution payable on such shares) received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time and on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the opening of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such certificates for Series B Preferred Stock have been surrendered and such notice received by the Corporation.

            (c) No fractional shares or scrip representing fractions of Common Stock shall be issued upon conversion of the Series B Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of a share of Series B Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash based upon the Current Market Price of Common Stock on the Trading Day immediately preceding the date of conversion. If more than one share of Series B Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of shares of full Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered.

            (d) The Conversion Price or the securities into which the Series B Preferred Stock is convertible shall be adjusted from time to time as follows:

                  (1) if the Corporation's annualized Return on Equity for the six months ended June 30, 1999 (computed by multiplying the Return on Equity for such period by two) is less than the Ten Year U.S. Treasury Rate plus 200 basis points, then the Conversion Price will be reduced to $4.50 per share after August 15, 1999. Any adjustment made pursuant to this subsection (d)(1) shall become effective immediately after the opening of business on August 16, 1999. If, prior to such date, the Conversion Price is adjusted pursuant to any other paragraph of this Section 8(d), the $4.50 price referenced in this paragraph will be adjusted accordingly.

                  (2) if the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, self tender offer for all or substantially all of the Common Stock, sale of all or substantially all of the Corporation's assets or recapitalization of the Common Stock (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which Common Stock shall be converted into the right to receive shares, stock, securities or other property (including cash or any combination thereof), each share of Series B Preferred Stock which is not converted into the right to receive shares, stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares, stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of Common Stock into which one share of Series B Preferred Stock was convertible immediately prior to such Transaction, assuming such holder of Common Stock
                        (1) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (a "Constituent Person"), or an affiliate of a Constituent Person and
                        (2) failed to exercise his or her rights of election, if any, as to the kind or amount of shares, stock, securities and other property (including cash) receivable upon consummation of such Transaction (each a "Non-Electing Share") (provided that if the kind or amount of shares, stock, securities and other property (including cash) receivable upon consummation of such Transaction by each Non-Electing Share is not the same for each Non-Electing Share, then the kind and amount of shares, stock, securities and other property (including cash) receivable upon consummation of such Transaction for each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this subsection (d), and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series B Preferred Stock, that will require such successor or purchasing entity, as the case may be, to make provision in its certificate or articles of incorporation or other constituent documents to the end that the provisions of this subsection (d) shall thereafter correspondingly be made applicable as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable upon conversion of the Series B Preferred Stock. The provisions of this subsection (d) shall similarly apply to successive Transactions.

                  (3) if the Corporation shall at any time or from time to time after the initial issuance of the Series B Preferred Stock effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased; conversely, if the Corporation shall at any time or from time to time after the initial issuance of the Series B Preferred Stock reduce the outstanding shares of Common Stock by combination or otherwise, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subsection (d)(3) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                  (4) if the Corporation at any time or from time to time after the initial issuance of the Series B Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock or other securities entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price for the Series B Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for the Series B Preferred Stock then in effect by a fraction:

                        (a) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

                        (b) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for the Series B Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for the Series B Preferred Stock shall be adjusted pursuant to this subsection (d)(4)(b) as of the time of actual payment of such dividends or distributions.

                  (5) if the Corporation at any time or from time to time after the initial issuance of the Series B Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock or securities of any other entity (including a subsidiary of the Corporation) or other property, then and in each such event provision shall be made so that the holders of Series B Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation or such other entity or other property that they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this Section 8 with respect to the rights of the holders of the Series B Preferred Stock.

                  (6) If the Common Stock issuable upon the conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section
                        8), then and in each such event the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share into the kind and amounts of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

                  (7) If and whenever on or after the original date of issuance of shares of Series B Preferred Stock the Corporation issues or sells, or in accordance with subparagraph (b) of this subsection (d)(7) is deemed to have issued or sold, any Junior Shares for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issuance or sale, then forthwith upon such issuance or sale the Conversion Price will be reduced to an amount determined by dividing (i) the sum of (A) the product derived by multiplying the Conversion Price in effect immediately prior to such issuance or sale by the number of shares of Common Stock outstanding or deemed to be outstanding immediately prior to such issuance or sale, plus (B) the consideration, if any, received by the Corporation upon such issuance or sale, by (ii) the number of shares of Common Stock outstanding or deemed to be outstanding immediately after such issuance or sale.

                        (a) For purposes of determining the adjusted Conversion Price under subparagraph (a) of this subsection (d)(7), the following will be applicable:

                              (i) If the Corporation in any manner grants any rights or options to subscribe for or to purchase Junior Shares or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of Junior Shares issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options will be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For purposes of this subparagraph (b), the "price per share for which Junior Shares are issuable" will be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of Junior Shares issuable upon the exercise of Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price will be made when Convertible Securities are actually issued upon the exercise of such options or when Junior Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                              (ii) If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Junior Shares are issuable upon such conversion or exchange is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of Junior Shares issuable upon conversion or exchange of such Convertible Securities will be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For the purposes of this paragraph, the "price per share for which Junior Shares are issuable" will be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of Junior Shares issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price will be made when Junior Shares are actually issued upon the conversion or exchange of such Convertible Securities, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 8, no further adjustment of the Conversion Price will be made by reason of such issue or sale.

                              (iii) If the purchase price provided for in any
                                    Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Junior Shares change at any time, the Conversion Price in effect at the time of such change will be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold; provided that if such adjustment would result in an increase of the Conversion Price then in effect, such adjustment will not be effective until 30 days after written notice thereof has been given by the Corporation to all holders of shares of Series B Preferred Stock.

                              (iv) Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder will be adjusted to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

                              (v) If any Junior Shares, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Corporation therefor. In case any Junior Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the Current Market Price thereof as of the date of receipt. If any Junior Share, Option or Convertible Security is issued in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Junior Shares, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash and securities will be determined in good faith by the Board of Directors of the Corporation.

                              (vi) In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option will be deemed to have been issued without consideration.

                              (vii) The number of Junior Shares outstanding at
                                    any given time does not include shares owned or held by or for the account of the Corporation or any subsidiary, and the disposition of any shares so owned or held will be considered an issuance or sale of Junior Shares.

                             (viii) If the Corporation takes a record of the
                                    holders of Junior Shares (or any class
                                    thereof) for the purpose of entitling them
                                    (A) to receive a dividend or other
                                    distribution payable in Junior Shares,
                                    Options or in Convertible Securities or (B) to subscribe for or purchase Junior Shares, Options or Convertible Securities, then for purposes of this Section 8 such record date will be deemed to be the date of the issuance or sale of the shares of Junior Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                              (ix)  Anything herein to the contrary
                                    notwithstanding, no adjustment will be made to the Conversion Price by reason of (A) the issuance of securities of the Corporation upon conversion of shares of Series B Preferred Stock, and (B) the issuance of any shares of the Corporation's capital stock to employees and directors of the Corporation pursuant to options and warrants granted to such employees and directors upon the approval of the

                                    Board of Directors of the Corporation, (C) the issuance of any shares of the Corporation's capital stock pursuant to any employee plan, and (D) any issuances pursuant to any of the Corporation's dividend reinvestment plans.

                  (8) No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this subsection (d)(8) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 8 (other than this subsection (d)(8)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Stock. Notwithstanding any other provisions of this subsection
                        (d), the Corporation shall not be required to make any adjustment to the Conversion Price for the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of distributions or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock under such plan. All calculations under this Section 8 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward),as the case may be.

            (e)   If:

                  (1) there shall be any reclassifications of the Common Stock or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or a statutory share exchange involving the conversion or exchange of Common Stock into securities or other property, or a self tender offer by the Corporation for all or substantially all of its outstanding Common Stock, or the sale or transfer of all or substantially all of the assets of the Corporation as an entity and for which approval of any stockholder of the Corporation is required; or

                  (2) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                  then the Corporation shall cause to be filed with the Transfer Agent and shall cause to be mailed to the holders of the Series B Preferred Stock at their addresses as shown on the stock transfer records of the Corporation, as promptly as possible, but at least 15 days prior to the applicable date hereinafter specified, a notice stating the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 8.

            (f) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the Transfer Agent an officer's certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date on which such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to the holder of each share of Series B Preferred Stock at such holder's last address as shown on the share records of the Corporation.

            (g) There shall be no adjustment of the Conversion Price in case of the issuance of any shares of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 8. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one subsection of this
                  Section 8, only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.

            (h) If the Corporation shall take any action affecting the Common Stock, other than an action described in this Section 8, that would materially and adversely affect the conversion rights of the holders of the Series B Preferred Stock, the Conversion Price for the Series B Preferred Stock may be reduced, to the extent permitted by law, in such manner, and at such time, as the Board of Directors, in its reasonable discretion, based in part upon advice of independent financial and legal advisors, may determine in good faith to be equitable in the circumstances.

            (i) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock, for the purpose of effecting conversion of the Series B Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding Series B Preferred Stock not theretofore converted. For purposes of this subsection (i), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding Series B Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

            The Corporation covenants that any Common Stock issued upon conversion or redemption of, or as a distribution in respect of, the Series B Preferred Stock shall be validly issued, fully paid and nonassessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the Common Stock deliverable upon conversion of the Series B Preferred Stock, the Corporation will take any action that, in the opinion of its counsel, may be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable Common Stock at such adjusted Conversion Price.

            The Corporation shall use its reasonable best efforts to list the Common Stock required to be delivered upon conversion of, and any Common Stock issued upon redemption or as a distribution in respect of, the Series B Preferred Stock, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Stock are listed at the time of such delivery.

            The Corporation shall take any action necessary to ensure that any shares of Common Stock issued upon conversion or redemption of, or as a distribution in respect of, shares of Series B Preferred Stock are freely tradeable and not subject to any resale restrictions under the Act, or any applicable state securities or blue sky laws (other than any shares of Common Stock which are held by an "affiliate" (as defined in Rule 144 under the Act).

            (j) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Stock or other securities or property on conversion of the Series B Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Stock or other securities or property in a name other than that of the holder of the Series B Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

            In addition to the foregoing adjustments, the Corporation shall be entitled to make such reductions in the Conversion Price, in addition to those required herein, as it in its discretion considers to be advisable in order that any share distributions, subdivisions of shares, reclassification or combination of shares, distribution of rights, options, warrants to purchase shares or securities, or a distribution of other assets (other than cash distributions) will not be taxable or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

            (k) In no event shall a Series B Holder be permitted to convert shares of Series B Preferred Stock to the extent such conversion would result in such Series B Holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 4.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of Series B Preferred Stock held by such Series B Holder after application of this paragraph. The provisions of this paragraph may be waived by a Series B Holder (but only as to itself) upon not less than 75 days' prior notice to the Corporation, and the provisions of this paragraph shall continue to apply until such 75th day (or later, if stated in the notice of waiver). Each Series B Holder shall have the sole authority and obligation to determine whether the restriction contained in this Section applies, and each conversion by a Series B Holder shall be deemed to be accompanied by the representation that such conversion is in accordance with the provisions of this paragraph. No conversion in violation of this paragraph but otherwise in accordance with the Charter shall affect the status of the securities issued upon such conversion as validly issued, fully paid and nonassessable.

Section 9.  Ownership and Transfer Limitations.

            (a) REIT-Related Restrictions. The Ownership and transfer of the Series B Preferred Stock shall be restricted as provided in the Charter.

            (b) ERISA-Related Restrictions. No Benefit Plan Investor may acquire Series B Preferred Stock without the Corporation's prior written consent (which consent may be withheld in the Corporation's sole and absolute discretion). Prior to the Series B Preferred Stock qualifying as a "publicly-offered security" or the availability of another exception to the "look-through" rule (i.e., the provisions of paragraph (a)(2) of the Plan Asset Regulation), transfers of Series B Preferred Stock to Benefit Plan Investors that would increase aggregate Benefit Plan Investor ownership of the Series B Preferred Stock above the 25% Threshold will be void ab initio. In addition, in the event that the aggregate number of Series B Preferred Stock owned by Benefit Plan Investors, but for the operation of this sentence, would meet or exceed the 25% Threshold, (1) the Series B Preferred Stock held by Benefit Plan Investors shall be deemed to be Shares-in-Trust, pro-rata, to the extent necessary to reduce aggregate Benefit Plan Investor ownership of the Series B Preferred Stock below the 25% Threshold, and (2) such number of Series B Preferred Stock (rounded up, in the case of each holder, to the nearest whole share) shall be transferred automatically and by operation of law to the Trust (as described in Article VII of the Charter) to be held in accordance with this subsection (b) of Section 9 and otherwise in accordance with
                  Article VII, of the Charter and (3) the Benefit Plan Investors previously owning such Shares-in-Trust shall submit such number of Series B Preferred Stock for registration in the name of the Trust. Such transfer to a Trust and the designation of Series B Preferred Stock as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the event that otherwise would have caused aggregate Benefit Plan Investor ownership of Series B Preferred Stock to meet or exceed the 25% Threshold.

            Prior to the discovery of the existence of the Trust, any transfer of Series B Preferred Stock by a Benefit Plan Investor to a non-Benefit Plan Investor shall reduce the number of Shares-in-Trust on a one-for-one basis, and to that extent such shares shall cease to be designated as Shares-in-Trust and shall be returned, effective at exactly the time of the transfer to the non-Benefit Plan Investor, automatically and without further action by the Corporation or the Benefit Plan Investor, to all Benefit Plan Investors (or the transferee, if applicable) pro rata in accordance with the Benefit Plan Investors' prior holdings. After the discovery of the existence of the Trust, but prior to the redemption of all discovered Shares-in-Trust and/or the submission of all discovered Shares-in-Trust for registration in the name of the Trust, any transfer of Series B Preferred Stock by a Benefit Plan Investor to a non-Benefit Plan Investor shall reduce the number of Shares-in-Trust on a one-for-one basis, and to that extent such shares shall cease to be designated as Shares-in-Trust and shall be returned, automatically without further action by the Corporation or the Benefit Plan Investor, to the transferring Benefit Plan Investor (or its transferee, if applicable).

            In the event that any shares of Series B Preferred Stock are deemed "Shares-in-Trust" pursuant to this subsection (b) of Section 9, the holder shall cease to own any right or interest with respect to such shares and the Corporation will have the right to redeem such Shares-in-Trust for an amount equal to their Fair Market Value, which proceeds shall be payable to the purported owner. This subsection (b) of Section 9 shall cease to apply and all Shares-in-Trust shall cease to be designated as Shares-in-Trust and shall be returned, automatically and by operation of law, to their purported owners, all of which shall occur at such time as the Series B Preferred Stock qualify as a publicly offered security or if another exception to the "look-through" rule under the Plan Asset Regulation applies.

      SECOND: The Shares have been reclassified by the Board of Directors pursuant to Article VI of the Charter.

      THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

      FOURTH: The undersigned Secretary of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

      IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary on this ____ day of December, 1998.

ATTEST:


                                          By:                            (SEAL)
-------------------------------------        ----------------------------
Ronald Morrison                              William Ashmore
Secretary                                    President